Page 1

            DLJ MERCHANT BANKING III, INC.


                              October 1, 20000


We refer to (i) that certain commitment letter dated as of the date hereof to Rawhide Holdings Corporation
("Parent") from DLJ Merchant Banking Partners III, Inc.
on behalf of DLJ Merchant Banking Partners III, L.P.
and certain of its affiliated funds and entities
("DLJMB") and certain of its affiliates, Archer-Daniels-Midland Company ("ADM"), Booth Creek
Partners Limited III, LLLP ("Booth Creek"), Jeffrey J.
Joyce ("Joyce", and together with Booth Creek, the "Booth Creek Investors") and certain other persons (the
"Equity Commitment Letter") and (ii) the Merger
Agreement (the "Merger Agreement") dated as of the date hereof among Parent, Rawhide Acquisition Corporation
("Merger Co.") and IBP, inc. (the "Company"). DLJMB hereby agrees as follows:

     1. Immediately prior to the Closing (as defined in the Merger Agreement), DLJMB and/or certain of its affiliates will purchase that number of shares of Common Stock of the Company from each of ADM, Booth
Creek and Joyce as is set forth on Exhibit A hereto for $22.25 per share, subject to the same conditions as pertain to DLJMB=s obligations to fund its equity commitment to Parent under the Equity Commitment
Letter. This is subject to execution and delivery of a purchase agreement satisfactory to DLJMB containing customary terms and conditions. The obligation set forth in this paragraph shall terminate in the event that the Agreement Period (as defined in the Voting
Agreement dated as of the date hereof among Parent, Merger Co., ADM and the Booth Creek Investors (the
"Voting Agreement") expires pursuant to either Sections
1(ii) or (iii) of the Voting Agreement.

     2. If DLJMB or any of its affiliates proposes to acquire any Discount Debentures or Warrants (as defined in the Equity Commitment Letter) from Parent at or prior to the Closing, ADM, Booth Creek and Joyce shall each also have the right to acquire Discount Debentures and Warrants from Parent pro rata to their pro forma ownership of Common Stock (as set forth in the Equity
Commitment Letter excluding Common Stock held by
Management Investors (as defined therein)) at the same time and for the same price as DLJMB and/or such affiliates acquire such Discount Debentures and Warrants.

     3. Except in any case where, pursuant to the last sentence of Section 8.01 of the Merger Agreement, ADM=s ownership of Parent is to be reduced, if the shares of Parent to be purchased by ADM pursuant to the Equity
Commitment Letter will amount to more or less than 25% of the primary equity of Parent as of the Effective
Time (as defined in the Merger Agreement), ADM shall have the right to acquire upon the terms set forth in the Equity Commitment Letter, a greater or lesser number of shares of Parent such that its ownership interest will amount to 25% of the primary equity of Parent as of the Effective Time.

     Very truly yours,



1
Page 2

DLJ MERCHANT BANKING III,
INC.

By /s/ Ivy Dodes
     Name: Ivy Dodes
     Title:  Principal


Accepted and agreed as of the
date first above written:

ARCHER-DANIELS-MIDLAND COMPANY


By  /s/D. J. Smith
     Name:  D. J. Smith
     Title:  Vice President, Secretary and General
Counsel


BOOTH CREEK PARTNERS LIMITED III, LLLP


By  /s/Jeffrey Joyce
     Name: Jeffrey Joyce
     Title:  Executive Vice President


JEFFREY J. JOYCE


/s/Jeffrey Joyce

2
Page 3

                      EXHIBIT A


Stockholder
                                    Number of Shares
                                            3,051,400
Archer-Daniels-Midland Company

Booth Creek Partners Limited III,           1,822,463
LLLP

Jeffrey J. Joyce                              321,514

3